As filed with the Securities and Exchange Commission on September 20, 2002
Registration No. 333-98169

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SLM EDUCATION CREDIT FUNDING LLC
(Exact name of registrant as specified in its charter)

Delaware	6189	04-03480392
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification no.)

20 Hemingway Drive
East Providence, Rhode Island 02915
(401) 438-4500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marianne M. Keler, Esquire
c/o Sallie Mae, Inc.
11600 Sallie Mae Drive
Reston, VA 20193
(703) 810-3000
(Address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☒

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Per Unit Offering Price (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by us in connection with the offering of the securities being registered herein. We estimate they will be as follows:

SEC registration fee	$460,000
Legal fees and expenses	750,000	*
Accounting fees and expenses	250,000	*
Blue Sky fees and expenses	40,000	*
Rating agency fees	1,500,000	*
Trustee and Eligible Lender Trustee fees and expenses	225,000	*
Indenture Trustee fees and expenses	225,000	*
Printing expenses	1,000,000	*
Miscellaneous	25,000

Total	$4,575,000

*	estimated

Item 15.    Indemnification of Directors and Officers

SLM Education Credit Funding LLC’s Operating Agreement provides for indemnification of our officers and managers. As authorized by Section 145 of the General Corporation Law of Delaware (the “Delaware Corporation Law”), the operating agreement provides that each manager and officer shall be indemnified against expenses (including attorney’s fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a manager or officer if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interest of SLM Education Credit Funding, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of SLM Education Credit Funding, the manager or officer may not be indemnified in respect of any claim, issue or matter as to which he is found to be liable for negligence or misconduct in the performance of his duty to SLM Education Credit Funding, unless a court determines otherwise.

In addition, our Operating Agreement provides that we shall indemnify each officer and manager to the fullest extent permitted by law. We are filing a copy of our Operating Agreement as Exhibit 3.2 to this Registration Statement. Our Operating Agreement provides that no manager of SLM Education Credit Funding shall be personally liable to us or our stockholder for monetary damages for any breach of his fiduciary duty as a manager. This limitation does not apply to any liability of a manager (1) for any breach of his duty of loyalty to SLM Education Credit Funding or its stockholders, (2) for acts or omissions that are not in good faith or involved intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware Corporation Law or (4) for any transaction from which the manager derived an improper personal benefit.

The managers and officers of SLM Education Credit Funding are covered by a policy of insurance under which they are insured, within limits and subject to certain limitations, against some expenses in connection with the defense of actions, suits or proceedings, and some liabilities that might be imposed as a result of such actions, suits or proceedings in which they are parties by reason of being or having been managers or officers.

Item 16.    Exhibits

The following exhibits are filed herewith or incorporated by reference:

Exhibit No.	Description of Document

99.4
Form of Administration Agreement among SLM Education Credit Funding LLC, the Trust, the Eligible Lender Trustee, the Indenture Trustee, the Seller, the Servicer and Sallie Mae, Inc., as the Administrator*

*	Filed herewith.
**	To be filed by amendment.

Item 17.    Undertakings.

(a)  As to Rule 415:

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)  The undersigned registrant hereby undertakes to provide to each underwriter at the closing specified in the underwriting agreements for the notes and certificates in such denominations and registered in such names as required by that underwriter to permit prompt delivery to each purchaser.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  The Registrant hereby undertakes to file an application for the purposes of determining the eligibility of the Indenture Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SLM Education Credit Funding LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of East Providence, Rhode Island on the 20th day of September, 2002.

SLM EDUCATION CREDIT FUNDING LLC
By:	SLM Education Loan Management Corporation, its sole member

/S/ MARY JO FELDMAN*

Mary Jo Feldman President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity	Date

/S/ JOHN F. REMONDI* (John F. Remondi)	Director of SLM Education Loan Management Corporation, the registrant’s sole member	September 20, 2002

/s/ CAROL R. RAKATANSKY* Carol R. Rakatansky	Director of SLM Education Loan Management Corporation, the registrant’s sole member	September 20, 2002

Alfred Lombardi	Director of SLM Education Loan Management Corporation, the registrant’s sole member	September , 2002

*By:	/s/ J. LANCE FRANKE
J. Lance Franke
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Document

99.4
Form of Administration Agreement among SLM Education Credit Funding LLC, the Trust, the Eligible Lender Trustee, the Indenture Trustee, the Seller, the Servicer and Sallie Mae, Inc., as the Administrator*

*	Filed herewith.
**	To be filed by amendment.